                                                                 Exhibit 12(b)



                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                       Fiscal      Fiscal
                                                    Quarter Ended    Year Ended   Year Ended
                                                     September 30,     June 30,   June 30,
                                                    1998      1997       1998       1997
                                                    ----      ----       ----       ----
                                                                (millions)
Income from continuing operations before tax      $  62      $  56      $  18      $ 124

Add (deduct):
Dividends from equity companies                       1          1          2          1
Fixed charges                                        30         44        182        172
Interest capitalized, net of amortization          --         --         --           (1)
                                                  -----      -----      -----      -----

Earnings available for fixed charges              $  93      $ 101      $ 202      $ 296
                                                  -----      -----      -----      -----

Fixed charges:
Interest Expense                                  $  27      $  41      $ 170      $ 159
Portion of rent expense deemed to represent
interest factor                                       3          3         12         13
                                                  -----      -----      -----      -----
Fixed Charges                                     $  30      $  44        182      $ 172
                                                  -----      -----      -----      -----
Ratio of Earnings to Fixed Charges                  3.1x       2.3x       1.1x       1.7x
                                                  =====      =====        ===      =====